As filed with the Securities and Exchange Commission on July 3, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Kodiak Gas Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	83-3013440
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

15320 Highway 105 W, Suite 210

Montgomery, Texas 77356

(936) 539-3300

(Address, including zip code of Registrant’s principal executive offices)

Kodiak Gas Services, Inc. Omnibus Incentive Plan

(Full title of the plan)

Robert M. McKee

President and Chief Executive Officer

15320 Highway 105 W, Suite 210

Montgomery, Texas 77356

(936) 539-3300

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Matthew R. Pacey, P.C.

Jennifer Wu, P.C.

Atma J. Kabad

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, Texas 77002

(713) 836-3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Kodiak Gas Services, Inc. (the “Registrant”) will provide to all participants in the Plan with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428, the Registrant has not filed such document(s) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by the Registrant with the Commission and are incorporated by reference into this Registration Statement on Form S-8 (the “Registration Statement”) and will be deemed to be a part hereof:

(a)

The Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act on June  30, 2023, relating to the Registrant’s Form S-1 Registration Statement (File No. 333-271050), originally filed with the Commission on March 31, 2023 (as amended, including all exhibits);

(b)	The Company’s Current Report on Form 8-K, filed with the Commission on July 3, 2023;

(c)

All other reports, if any, filed by the Registrant with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Form S-1 Registration Statement referred to in (a) above; and

(d)

The description of the Stock included in the Registrant’s Form 8-A (File No. 001-41732), filed with the Commission on June 28, 2023, including any amendment or report filed for the purpose of updating, changing or otherwise modifying such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A similar standard is applicable in the case of derivative actions (i.e., actions by or in the right of the corporation), except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

The Registrant’s amended and restated certificate of incorporation and the Registrant’s amended and restated bylaws contain provisions that limit the liability of its directors and officers for monetary damages to the fullest extent permitted by the DGCL. Consequently, the Registrant’s directors and officers will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except liability:

•	for any breach of such person’s duty of loyalty to the Registrant or its stockholders;

•	for any act or omission not in good faith or that involve intentional misconduct or knowing violation of law;

•	with respect to directors, under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or

•	for any transaction from which the director or officer derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors or officers of corporations, then the personal liability of the Registrant’s directors and officers will be further limited to the fullest extent permitted by the DGCL.

In addition, the Registrant has entered into indemnification agreements with its current directors and officers. The indemnification agreements requires the Registrant, among other things, to indemnify its directors and officers against certain liabilities that may arise by reason of their status or service as directors and officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Registrant also intends to enter into indemnification agreements with its future directors and officers.

The Registrant intends to maintain liability insurance policies that indemnify its directors and officers against various liabilities, including certain liabilities arising under the Securities Act and the Exchange Act, which may be incurred by them in their capacity as such.

The Plan also provides that the committee administering the Plan and all members thereof are entitled to, in good faith, rely or act upon any report or other information furnished to them by the Registrant’s legal counsel, independent auditors, consultants, or any other agents assisting in the administration of the Plan. Members of the committee and any officer or employee of the Registrant acting at the direction or on behalf of the committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Registrant with respect to any such action or determination.

The above discussion of the DGCL, the Registrant’s amended and restated certificate of incorporation, amended and restated bylaws, indemnification agreements, the Plan, and the Registrant’s maintenance of directors’ and officers’ liability insurance is not intended to be exhaustive and is qualified in its entirety by reference to such statute or applicable document.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which immediately precedes such exhibits and is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this effective Registration Statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

4.1*	Amended and Restated Certificate of Incorporation of Kodiak Gas Services, Inc.

4.2*	Amended and Restated Bylaws of Kodiak Gas Services, Inc.

5.1*	Opinion of Kirkland & Ellis LLP

10.1*	Kodiak Gas Services, Inc. Omnibus Incentive Plan

10.2*	Form of Restricted Stock Unit Grant Notice for Executives

10.3*	Form of Restricted Stock Unit Grant Notice for Non-Employee Directors

10.4*	Form of Performance Stock Unit Grant Notice for Executives

23.1*	Consent of BDO USA LLP

23.2*	Consent of Kirkland & Ellis LLP (contained in Exhibit 5.1)

24.1*	Powers of Attorney (included in the signature page to this Registration Statement)

107*	Filing Fee Table

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Montgomery, State of Texas, on July 3, 2023.

KODIAK GAS SERVICES, INC.

By:	/s/ Robert M. McKee
Name:	Robert M. McKee
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Mickey M. McKee and Kelly M. Battle, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or either of them or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Robert M. McKee Robert M. McKee	President, Chief Executive Officer and Director ( Principal Executive Officer)	July 3, 2023

/s/ John B. Griggs John B. Griggs	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 3, 2023

/s/ Ewan H. Hamilton Ewan W. Hamilton	Executive Vice President and Chief Accounting Officer (Principal Accounting Officer)	July 3, 2023

/s/ Alex Darden Alex Darden	Director	July 3, 2023

/s/ Teresa Mattamouros Teresa Mattamouros	Director	July 3, 2023

/s/ Randall Hogan Randall Hogan	Director	July 3, 2023

/s/ Terry Bonno Terry Bonno	Director	July 3, 2023

/s/ Margaret C. Montana Margaret C. Montana	Director	July 3, 2023

/s/ Jon-Al Duplantier Jon-Al Duplantier	Director	July 3, 2023

/s/ Christopher Drumgoole Christopher Drumgoole	Director	July 3, 2023

/s/ Gretchen Holloway Gretchen Holloway	Director	July 3, 2023

8